Exhibit 10.26

Summary Schedule of Director Compensation

Non-management directors of The Clorox Company receive annual fees for service on the Board of Directors and Board Committees as follows:

Annual director retainer	$75,000
Presiding director retainer	25,000
Committee chair retainers:
Nominating and Governance Committee*	0
Finance Committee	5,000
Audit Committee	15,000
Management Development and Compensation Committee	15,000

*                    The presiding director is currently chair of the Nominating and Governance Committee and does not receive a Committee chair retainer in addition to the Presiding Director retainer.

Under the Company’s Independent Directors’ Stock-Based Compensation Plan, a director may annually elect to receive all or a portion of his or her annual retainer and fees in the form of cash, Common Stock, deferred cash or deferred stock units. In addition, each non-management director receives an annual grant of deferred stock units with a value of $75,000. Interest accrues on deferred cash amounts at an annual interest rate equal to Wells Fargo Bank’s prime lending rate in effect on January 1 of each year. Each deferred stock unit represents a hypothetical share of Common Stock, and additional deferred stock units are allocated to a participant’s deferred stock unit account in amounts equivalent to Common Stock dividends paid by the Company. Upon termination of service as a director, the amounts accrued for the account of the director under the Independent Directors’ Stock-Based Compensation Plan are paid out at the director’s election in five annual installments or in one lump sum payment. In addition, each non-management director is entitled to receive $2,500 per day for any special assignment requested of any such director by the Board. No special assignment fees were paid in fiscal year 2005.

In addition to the annual fees described above, each new director receives a one-time grant of 8,000 options upon joining the Board.

Other than compensation described above, directors who are not employees of the Company do not receive any additional form of direct compensation, nor do they participate in any of the Company’s employee benefit plans, except the Company’s higher education matching gifts program, under which the Company will match up to $5,000 annually in gifts to an eligible institution of higher learning. Management directors receive no additional compensation for their service as directors.